EXHIBIT 99.1

Contacts:

Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065

PHARMACYCLICS ANNOUNCES MOTEXAFIN GADOLINIUM IMPROVED
SURVIVAL IN ANIMAL MODELS OF ALS

SUNNYVALE, Calif., and DUBLIN -- December 8, 2005 -- Pharmacyclics, Inc. (NASDAQ: PCYC) today announced the presentation of preclinical data showing that motexafin gadolinium (MGd), the active chemical agent in Xcytrin® Injection, the company's lead anti-cancer product candidate, increased survival in animal models of Amylotrophic Lateral Sclerosis (ALS, or "Lou Gehrig's disease"). The data was presented by John P. Crow, Ph.D., Professor of Pharmacology and Toxicology, University of Arkansas for Medical Science, at the 16th Annual International Symposium on ALS/MND (Motor Neuron Disease) held this week in Dublin, Ireland.

The study entitled, "Onset Administration of MGd Extends Survival in G93A Mice," demonstrated that mice receiving MGd after disease onset showed a 2.5 fold increase in survival and improved neurologic function versus control. Researchers at the University of Arkansas for Medical Science, in collaboration with Pharmacyclics, measured the neuroprotective effect of MGd in a mouse model of ALS and found it increased expression of several proteins in the spinal cord known to be neuroprotective. They concluded that these findings suggest that MGd could be a useful therapeutic agent in ALS and other neurodegenerative diseases by inducing neuroprotective oxidative-stress-related proteins.

A study published in the May 2005 issue of Cancer Research, the journal of the American Association for Cancer Research (AACR), reported on the effect of MGd in cancer cells and indicated that the drug induced the expression of oxidative-stress-related genes. The publication proposed that various tissues in the body would respond differently to MGd-induced oxidative stress.

"Together, these studies suggest that MGd may have similar effects in cancer cells and neuronal tissue," said Dr. Crow. "In neuronal tissues, MGd-induced protein expression leads to neuroprotection. In cancer cells, the oxidative stress burden leads to cell death. These results may explain why patients with brain metastases in previous clinical trials experienced improved neurologic outcome when receiving whole brain radiation therapy in combination with MGd."

About ALS
ALS, also known as Lou Gehrig's disease, is a progressive neurodegenerative disease that targets motor neurons that stretch from the brain to the spinal cord and from the spinal cord to the muscles throughout the body. When motor neurons die, the ability of the brain to initiate and control muscle movement is lost. With all voluntary muscle action affected, patients in the later stages of the disease become totally paralyzed, yet in the majority of patients, cognitive function remains unaffected. Most ALS patients survive less than five years.

Recently, animal models for this disease have been developed. These animals have gene mutations that result in failure to protect against an overproduction of reactive oxygen species in tissue, which is thought to damage neurons.

About Xcytrin and MGd
Pharmacyclics is developing Xcytrin as an anti-cancer agent with a novel mechanism of action that is designed to selectively concentrate in tumors and induce apoptosis (programmed cell death). Xcytrin is a redox active drug that disrupts redox dependent pathways in cells and alters oxidative-stress-related proteins. Studies have shown that while cancer cells exist under conditions of oxidative stress, they do not tolerate the added oxidative stress induced by Xcytrin. Neuronal tissues, such as the brain and spinal cord, have high levels of oxygen consumption and metabolism, and have specialized biochemical processes aimed at ameliorating the effects of oxidative stress. MGd appears to induce oxidative-stress-related gene expression in neurons that are neuroprotective.

Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in non-small cell lung cancer (NSCLC) patients. Xcytrin is currently being evaluated in a randomized Phase 3 clinical trial (the SMART trial) that is designed to compare the effects of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin for the treatment of brain metastases in patients suffering from NSCLC. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer, atherosclerosis and other diseases. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that are designed to selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products in development can be found on its website at www.pharmacyclics.com. Pharmacyclics®, Xcytrin® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about projected operating expenses, enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, including results from our SMART trial, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "project," "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; unexpected delays in and unanticipated increases in costs related to our preclinical studies and clinical trials; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to collect complete and audited data from clinical sites participating in our SMART trial, our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-Q for the period ended September 30, 2005. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

###